Exhibit 10.2

March 22, 2013

Madhav V. Rajan

Stanford Graduate School of Business

655 Knight Way

Stanford, CA 94305

Re: Position on the Board of Directors of Cavium, Inc.

Dear Madhav,

It is my sincere pleasure to welcome you as a Director on the CAVIUM, INC. (“Cavium”) Board of Directors (the “Board”). We anticipate many exciting opportunities at the company and believe that your experience and background will greatly assist us in meeting those opportunities.

Upon your appointment as a Director, pursuant to the terms of Cavium’s 2007 Equity Incentive Plan (the “Plan”) you have been granted (1) an option to purchase up to 25,000 shares of Cavium common stock, at the fair market value on the date of grant, and (2) a restricted stock unit (RSU) award of 10,000 shares of Cavium common stock. Your options will vest monthly in equal increments over a 48-month period and your RSUs will vest annually over 4 years, for so long as you continue to serve as a Director, until the entire grant is vested. In the event there is a Change in Control of Cavium, 100% of all your unvested stock options and/or stock will vest immediately upon such a Change in Control. All terms and conditions of the option will be set forth in the Plan and Cavium’s form of stock option agreement, grant notice, exercise notice and other documents relating to the Plan.

As we discussed, you have also been appointed to serve on the Audit Committee. You will receive annual compensation of $12,000 for your service as a Director, and an additional $6,000 per year for your service on the Audit Committee. In addition, we will reimburse reasonable out-of-pocket expenses incurred in connection with your service as a Director in accordance with Cavium’s established reimbursement policies, including reasonable travel expenses associated with attending Cavium Board meetings. As you know, as a Director, you will not be entitled to any of the other benefits that Cavium makes available to its employees.

In your capacity as a Director of Cavium, you will be expected not to use or disclose any confidential information, including, but not limited to, trade secrets of any former employer or other person or entity to whom you have an obligation of confidentiality. Rather, you will be expected to use only information that is generally known and used by persons with training and experience comparable to your own, that is common knowledge in the industry or otherwise legally in the public domain, or that is otherwise provided or developed by Cavium.

In addition, during the term of your services as a Director and after termination of such services, you will not disclose any of Cavium confidential proprietary information, or any information of a third party provided to you by Cavium, which includes but is not limited to, all non-public tangible and intangible manifestations regarding patents, copyrights, trademarks, trade secrets, technology, inventions, works of authorship, business plans, data or any other confidential knowledge without the prior written consent of Cavium.

This letter, the Indemnity Agreement and the stock option documentation referred to herein, constitutes the entire agreement between you and Cavium. This agreement supersedes any other agreements or promises made to you by anyone, whether oral or written, and it may only be modified in writing signed by a duly authorized officer of Cavium.

If the terms of this letter are acceptable to you, and to indicate your willingness to serve on Cavium’s Board, please sign and date this letter below. We look forward to your favorable reply and to a productive and enjoyable future relationship.

Very truly yours,

CAVIUM, INC.

/s/ Syed Ali

Syed Ali

President and Chief Executive Officer

Accepted:

/s/ Madhav Rajan
Madhav Rajan

3-22-2013
March 22, 2013